Exhibit (a)(4)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST
COMPANIES, AND OTHER NOMINEES

OFFER TO PURCHASE FOR CASH

by

VOXWARE, INC.

SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE OF $1.00 PER SHARE.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME,
ON NOVEMBER 4, 2010, UNLESS THE OFFER IS EXTENDED.

Name:	Address:

Important: Read the remainder of this Letter of Transmittal before completing and signing this page.

     To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Voxware, Inc., a Delaware corporation (“Voxware”), has appointed us to act as the information agent in connection with its offer to purchase for cash shares of its common stock, par value $0.001 per share, at a price of $1.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

     Voxware’s offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated October 4, 2010, and in the related letter of transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer.

     Only shares properly tendered and not properly withdrawn will be purchased. All shares tendered and not purchased will be returned, at Voxware’s expense, as soon as practicable following the expiration date.

     The tender offer is conditioned on a minimum of 500,000 shares being tendered. The tender offer is, also, subject to other conditions described in the offer to purchase.

     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:
  Offer to purchase, dated October 4, 2010;

  Letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer;

  Letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

  Letter to shareholders of Voxware dated October 4, 2010, from Scott J Yetter, president and chief executive officer of Voxware; and

  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.
     Your prompt action is requested. We urge you to contact your clients as promptly as possible to obtain their instructions. The tender offer and withdrawal rights will expire at 5:00 p.m., New York Time, on November 4, 2010, unless the tender offer is extended.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer. Voxware will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity.

     Voxware’s board of directors does not make any recommendation to any stockholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender. Stockholders must make their own decision as to whether to tender shares and, if so, how many shares to tender and at which prices.

     In order to properly tender shares under the tender offer, a shareholder must provide that the depositary receives the following before the offer expires:
  certificates for the shares;

  a properly completed and executed letter of transmittal, or a manually executed facsimile of it, including any required signature guarantees; and

  any other documents required by the letter of transmittal.
     Any inquiries you may have with respect to the tender offer should be addressed to us the address and telephone numbers set forth on the back page of the offer to purchase.

     Additional copies of the enclosed material may be obtained from The Registrar and Transfer Company by calling them at 1-800-368-5948.

Voxware, Inc.

By:	/s/ Scott J. Yetter
President and Chief Executive Officer

     (Enclosures)

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF VOXWARE, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.